Exhibit 2.2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated September 10, 2026, is made by and among Caldera Therapeutics, Inc., a Delaware corporation (“Caldera”), Synlogic, Inc., a Delaware corporation (“Synlogic”), Sonic Holdco, Inc., a Delaware corporation (“Parent”), Yellowstone Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Caldera Merger Sub”), and Sonic Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Synlogic Merger Sub”), and amends certain provisions (as set forth herein) of that certain Agreement and Plan of Merger, dated July 28, 2026 (as the same may be amended, modified or restated in accordance with the terms thereof, the “Merger Agreement”), by and among Caldera, Synlogic, Parent, Caldera Merger Sub and Synlogic Merger Sub. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

WHEREAS, the parties have agreed to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.
Extension of Filing Deadline. Section 7.1(a) of the Merger Agreement is hereby amended to replace the words “August 31, 2026” with the words “September 11, 2026”.
2.
Trading Market.
(a)
Section 1.1 of the Merger Agreement is hereby amended to delete the definition of “Nasdaq” in its entirety and to add the following definition of “Trading Market”:

“‘Trading Market’ means NYSE American or such other national securities exchange as the Purchaser and the Company may mutually agree.”

(b)
Each instance of the word “Nasdaq” in the Merger Agreement is hereby deleted and replaced with the words “the Trading Market”.
(c)
Each instance of the words “Nasdaq Listing Application” in the Merger Agreement is hereby by deleted and replaced with the words “Listing Application”.
3.
No Other Amendments. Each future reference to “this Agreement” and other similar references set forth in the Merger Agreement shall refer to the Merger Agreement as modified by this Amendment. Except as and to the extent expressly modified by this Amendment, the Merger Agreement is not otherwise being amended, modified or supplemented and shall remain in full force and effect in accordance with its terms.
4.
Miscellaneous. Article XI of the Merger Agreement are incorporated herein by reference and apply to this Amendment mutatis mutandis and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Remainder of Page Intentionally Left Blank]

Exhibit 2.2

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

CALDERA THERAPEUTICS, INC.

By: /s/ Praveen Tipirneni

Name: Praveen Tipirneni

Title: Chief Executive Officer

SYNLOGIC, INC.

By: /s/ Mary Beth Dooley

Name: Mary Beth Dooley

Title: Chief Executive Officer and Chief Financial Officer

SONIC HOLDCO, INC.

By: /s/ Mary Beth Dooley

Name: Mary Beth Dooley

Title: President

YELLOWSTONE MERGER SUB, INC.

By: /s/ Mary Beth Dooley

Name: Mary Beth Dooley

Title: President

SONIC MERGER SUB, INC.

By: /s/ Mary Beth Dooley

Name: Mary Beth Dooley

Title: President

[Signature Page to Amendment to Agreement and Plan of Merger]